Exhibit 5.1
August 29, 2007
Renegy Holdings, Inc.
301 West Warner Road, Suite 132
Tempe, AZ 85284-2961

Re:	Amendment No. 2 to the Registration Statement on Form S-4
Ladies and Gentlemen:
     We have examined Amendment No. 2 to the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission, Registration Number 333-144110 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your common stock par value $0.001 per share to be issued in connection with the merger of Snowflake Acquisition Corporation, a Delaware corporation and your direct wholly-owned subsidiary (“Merger Sub”) with and into Catalytica Energy Systems, a Delaware corporation (“Catalytica”), and the simultaneous contribution of the interests of Renegy, LLC, an Arizona limited liability company (“Renegy LLC”), Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), and Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake,” and together with Renegy LLC and Renegy Trucking, the “Companies”) to you by the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust”), as described in the Registration Statement (the “Transaction”) and as contemplated by the Contribution and Merger Agreement, dated May 8, 2007, as amended, by and among you, Catalytica, Merger Sub, the Companies, Robert M. Worsley, Christi M. Worsley, and the Worsley Trust (as may further be amended from time to time, the “Contribution and Merger Agreement”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.
     Based upon the foregoing and subject to the proceedings being duly taken and completed by you as now contemplated by the Contribution and Merger Agreement, including the filing of your Amended and Restated Certificate of Incorporation in the form attached as Exhibit 3.2 to the Registration Statement, it is our opinion that, as of the Closing Date of the Merger, as defined in the Contribution and Merger Agreement, the Shares will be duly authorized by all necessary corporate action on your part and, upon issuance, delivery and payment therefor in the manner contemplated by the Contribution and Merger Agreement and

Renegy Holdings, Inc.
August 29, 2007

the Registration Statement, the Shares will be validly issued and the Shares will be fully paid and non-assessable.
     We are members of the bar of the State of California. We do not express any opinion on any laws other than the laws of the State of California, the General Corporation law of the State of Delaware, and the federal securities laws of the United States of America.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.